Exhibit 10.11

CONSULTING AGREEMENT WITH L. JACOBS

January 24, 2006

Dr. Leonard S. Jacob

803 Oxford Crest

Villanova, PA 19085

Re:	Consulting Agreement

Dear Len,

The purpose of this letter is to amend and restate the terms of a consulting agreement between you and GLYCONIX CORP. (hereinafter, together with its subsidiaries and affiliates, referred to as the “Company”) dated October 31, 2005. The Company wishes to engage you to serve the Company as a consultant, functioning as an independent contractor and not an employee of the Company.

The period of the consulting will be, as the Company deems necessary and may be terminated by either party with one hundred twenty (120) days notice. Consultation will take place at times and places mutually agreed upon by you and representatives of the Company.

In consideration for your consulting services, the Company agrees to pay you in accordance with services rendered, $25,000 per year.

In addition to the above consulting fee, the Company will reimburse you your reasonable out-of-pocket expenses (airline travel consistent with the Company personnel airline travel.

As recognition of your significant role in the Company’s fundraising process, you will receive an advisory fee as follows:

A. The Company will transfer to your name as a gift 100,000 shares of the Company’s common stock;

B.

•	2% in cash of any funds raised up to $10 million;

•	1.5% in cash of any funds raised in excess of $10 million but less than $20 million;

•	1% in cash of any fund raised in excess of $20 million;

C. 1% of the outstanding shares of the Company’s common stock when a minimum of $5 million is raised.

The Company understands that you are available to perform the consulting services as provided herein and that you warrant that this will not cause a direct conflict of interest because of your relationship with the Company, any other research facility or any other corporate entity or because of work you may have undertaken with others. It is not the Company’ desire to be afforded access to information which is confidential or in any way proprietary to any third party, nor to receive any information the receipt of which implies any obligations. You warrant that during the time period of your retainer as a consultant under this agreement, you will not knowingly enter into any agreement or relationship to render services as an employee of, adviser or consultant to any other individual, firm or corporation that would be inimical to or in direct conflict with those aspects of the Company’s business, the development of glycosylated derivatives of drugs for the treatment of various diseases and sugar-drug complexes and their derivatives for use in boron neutron capture therapy, to which this agreement relates. This agreement does not prevent you from engaging in ongoing and future consultancies, particularly in the fields of oncology, infectious disease or gastrointestinal diseases. You further warrant that no other party has any right, title or interest to any information, ideas, developments and inventions which may be submitted to the Company by you in your capacity as the Company’ consultant.

During your engagement as a consultant, it may be necessary for you to have access to certain the Company’s technical information and material. You agree to consider such information as confidential and agree to take all reasonable precautions to prevent disclosure of any such information to third parties. You also agree not to use such information or materials without the Company’ express written consent. These obligations of confidentiality and non-use shall continue beyond the term of this agreement and shall automatically terminate five (5) years from the effective date of this agreement, but shall cease to apply as to any specific portion of the Company information or material which is or becomes available to the public through no fault on your part.

You agree to disclose promptly and fully to the Company all creative ideas, developments and inventions conceived or reduced to practice by you as a direct result of your consulting work with the Company. All such ideas, developments and inventions shall be the property of the Company, and accordingly, you agree to assign to the Company the entire rights, title and interests to such ideas, developments and inventions, without payment other than the consulting fee provided herein. Furthermore, you agree to execute any and all documents, which the Company deems necessary or convenient to fully implement its proprietary rights in any such ideas, developments and inventions, at no expense to you.

The Company wishes to retain the results of your consulting work as confidential. Therefore, you agree not to publish or otherwise disclose the results of your consulting work without the express written consent of the Company. In the event that the Company in the scientific literature publishes work resulting from your consulting, acknowledgement will be made to you in the appropriate accepted style.

The Company will indemnify and hold you harmless from and against any and all losses, liabilities, damages, expenses and costs (including reasonable attorney’s fees) (“Losses”) asserted by third parties in connection with or arising out of your rendering of services hereunder except to the extent that such Losses were directly caused by or resulted from (i) your breach of this agreement or (ii) the gross negligence or willful misconduct on your part. You will notify the Company promptly upon learning of a claim, demand, suit, or proceeding that might give rise to a Loss, and the Company may control defense and settlement thereof provided it does so diligently, in good faith and using reasonably experienced counsel with expertise in the relevant field. You will reasonably cooperate in such defense and/or settlement at the Company’s request and may participate at your own expense using your own counsel.

This agreement constitutes the entire understanding between the parties and may be amended by a written instrument executed by both parties and specifically entitled an amendment of this agreement.

The laws of the State of New York, U.S.A, shall govern the terms and conditions of this agreement.

If the terms of this agreement meet with your approval, please sign and date both copies of this agreement and return one to the Company and keep the other for your files. This consulting agreement will become effective on the date hereinabove written.

Very truly yours,
February 7, 2006

	By:	/s/ J. R. LeShufy
J. R. LeShufy
Executive Vice President , Secretary

ACKNOWLEDGED, ACCEPTED AND AGREED TO:
February 7, 2006

	By:	/s/ Leonard S. Jacob
Leonard S. Jacob, M.D., Ph.D.